                                                                    EXHIBIT 10.1

     This BRIDGE LOAN AGREEMENT, dated as of June 29, 2001 (the "Agreement"), is entered into by and between GLOBAL ELECTION SYSTEMS INC., a company organized under the laws of the Province of British Columbia, Canada, as borrower ("Borrower"), and DIEBOLD, INCORPORATED, an Ohio corporation, as lender ("Lender").

                                    RECITALS

     A. Lender and Borrower have executed a letter of intent dated as of June 19, 2001 (the "LOI") pursuant to which Lender and Borrower have agreed to consider a possible business combination transaction pursuant to which Lender would acquire all of Borrower Common Stock in exchange for shares of Lender's common stock at a price of U.S.$1.50 per share of Borrower Common Stock (the "Merger").

     B. In consideration of Borrower's covenants and agreements in the LOI and this Agreement, Lender has agreed to extend credit to Borrower in an amount up to U.S. $5,000,000 to provide short-term financing for Borrower's business on the terms and conditions set forth in this Agreement.

     Now, therefore, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Borrower and each of the other Loan Parties agree as follows:

                                 I. DEFINITIONS

     1.1 Definitions. (a) As used in this Agreement, the following terms used in this Agreement with initial capital letters will have the respective meanings set forth in this Section 1.1:

     "Affiliate": with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the voting securities of a Person shall be deemed to be control.

     "Affiliate Transaction": as defined in Section 6.5.

     "Agreement": as defined in the preamble hereto.

     "Borrower": as defined in the preamble hereto.

     "Borrower Benefit Plans": as defined in Section 3.15(a).

     "Borrower Common Stock": as defined in Section 3.3(a).

     "Borrower Disclosure Letter": as defined in the preamble to Article III.

     "Borrower Financial Statements": as defined in Section 3.7(b).

     "Borrower Preferred Stock": as defined in Section 3.3(a).

     "Borrower Reports": as defined in Section 3.7(a).

     "Business Day": a day other than Saturday, Sunday or a day on which banks in New York, New York are authorized or required to be closed.

     "Canadian Competition Laws": as defined in Section 3.5(b).

     "Capital Lease Obligations": any indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     "Capital Stock": with respect to any Person, any shares of a series or class of stock or any other interest or participation of such Person that confers the right to receive a share of the profits and losses of, or distribution of assets of, such Person.

     "Code": the Internal Revenue Code of 1986, as amended from time to time and the Income Tax Act (Canada), as amended from time to time.

     "Collateral": the assets and property of the Loan Parties securing the Liabilities, as more fully described in the Collateral and Guarantee Agreement.

     "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     "Conversion Price": a price per share of Borrower Common Stock equal to the lesser of (i) $1.50 (subject to adjustment pursuant to Article IV) (the "Fixed Conversion Price") or (ii) 85% of the Fair Market Value of the Borrower Common Stock.

     "Convertible Securities": as defined in Section 4.4(b).

     "Debt": as defined in Section 2.3 hereof.

     "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any United States, Canadian, state, local, provincial, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

     "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

     "Equity Interests": Capital Stock and all warrants, options or other rights to acquire Capital Stock.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and its Canadian equivalent.

     "Event of Default": any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Exchange Act": as defined in Section 3.7(a).

     "Existing Indebtedness": the aggregate principal amount of secured and perfected Indebtedness of Borrower and its Subsidiaries (other than Indebtedness under this Agreement) in existence on the Closing Date, until such amounts are repaid.

     "Fair Market Value": of a share of Borrower Common Stock will be deemed to be the weighted average of the closing prices during the five consecutive trading days immediately prior to the date of mailing of the Notice of Conversion as reported by Bloomberg Financial LP using the AQR function.

     "GAAP": United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the Closing Date.

     "Governmental Authority": any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any quasi-governmental, supranational, statutory, environmental entity and any stock exchange, court or arbitral body.

     "Guarantee": a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hazardous Substances": as defined in Section 3.14(b).

     "Indebtedness": with respect to any Person, without duplication, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing

Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any Property, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the face amount thereof, in the case of any Indebtedness with respect to acceptances, letters of credit and similar facilities, (ii) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (iii) the principal amount thereof, together with any interest thereon that is past due, in the case of any other Indebtedness, provided, however, that in each case, with respect to any Indebtedness of any Person secured by a Lien on any asset of such Person and non-recourse to such Person, the amount of such Indebtedness shall be the lesser of (A) the principal amount thereof and (B) the fair market value of the Property subject to such Lien.

     "Indemnitee": as defined in Section 8.5(a).

     "Initial Closing Date": as defined in Section 2.8 hereof.

     "Intellectual Property": as defined in Section 3.17(a)(i).

     "Intellectual Property of Borrower": as defined in Section 3.17(a)(ii).

     "Knowledge": the actual knowledge of the Persons listed on Schedule 1 and any director or officer of Borrower, if any, not so listed, in each case after due inquiry.

     "Law": as defined in Section 3.5(a).

     "Leased Properties": as defined in Section 3.12(a).

     "Lender": as defined in the preamble hereto.

     "Lender Designee": as defined in Section 5.7.

     "Liabilities": all of Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether now or hereafter owing, arising, due or payable and however evidenced, created , incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, arising from Borrower's indebtedness and obligations to Lender under this Agreement or any other Loan Document.

     "Lien": with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Loan Amount": as defined in Section 2.1.

     "Loan Documents": this Agreement, the Collateral and Guarantee Agreement, the Warrant, the Registration Rights Agreement, the Stockholder Indemnity Agreement and the Director and Officer Indemnity Agreement, in each case executed by the parties thereto and any financing statements, filings or documents required to be delivered or filed pursuant to any of the foregoing.

     "Loan Parties": (i) Borrower and (ii) Borrower's direct and indirect Subsidiaries as of the Closing Date who are parties to a Collateral and Guarantee Agreement in their joint and several capacity as guarantors.

     "LOI": as defined in the recitals hereto.

     "Losses": as defined in Section 8.5(a).

     "Material Adverse Effect": any change, effect, violation, inaccuracy, event or condition that, individually or together with all such changes, effects, violations, inaccuracies, events or conditions, has had or could reasonably be expected to (a) have a material adverse effect on the business, prospects, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) have a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies, taken as a whole, of Lender hereunder or thereunder, or (c) prevent or materially delay any of the Loan Party's or Lender's ability to consummate the transactions contemplated herein or in any other Loan Document.

     "Material Contracts": as defined in Section 3.13(a).

     "Maturity Date": the date that is 180 calendar days after the Closing Date.

     "Measurement Date": as defined in Section 3.3(b).

     "Merger": as defined in the recitals hereto.

     "Multiemployer Plan": as defined in Section 3.15(c).

     "New York Court": as defined in Section 8.14(a).

     "Notice of Conversion": as defined in Section 4.1.

     "Order": as defined in Section 3.5(a).

     "Permits": as defined in Section 3.6.

     "Person": any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.

     "Property": any right or interest in or to property, of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

     "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "Restricted Payments": as defined in Section 6.1.

     "Sale Transaction": any transaction or series of transactions involving or which would result in (i) the consolidation, merger or other form of corporate reorganization of the Borrower in which the stockholders of Borrower immediately prior to such transaction fail to hold such number of shares of Capital Stock as would represent a majority of the voting power of Borrower or the surviving entity, as the case may be, following such transaction, (ii) a sale, lease or exchange by Borrower of all or substantially all of its assets (including Borrower's Subsidiaries) to a third party, or (iii) the transfer of more than 50% of the Capital Stock of Borrower to any Person not an Affiliate of Borrower prior to such transfer.

     "Securities Act": as defined in Section 3.7(a).

     "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) the "present fair saleable value", as such quoted term is determined in accordance with applicable Laws governing determinations of the insolvency of debtors, of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability, of such Person on its debts as such debts become absolute and matured, and (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business. For purposes of this definition, (i) "debt" means liability on a "claim" and (ii) "claim" means any
(x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     "Stock Option Plans": as defined in Section 3.3(b).

     "Subsidiary": with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and
(ii) any partnership, one or more of the general partners or managing general partners of which is such Person or an entity described in clause (i) and related to such Person.

     "Tax Authority": as defined in Section 3.11(b).

     "Taxes": as defined in Section 3.11(b).

     "Tax Return": as defined in Section 3.11(b).

     (b) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

     (c) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms, to the extent not otherwise defined in Section 1.1, shall have the respective meanings given to them under GAAP.

     (d) The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                       II. LOAN OBLIGATIONS AND REPAYMENT

     2.1 Loan Amount.

         (a) Lender hereby agrees, upon and subject to the terms and conditions of this Agreement, to lend and make available to Borrower up to the aggregate principal sum of FIVE MILLION DOLLARS (U.S. $5,000,000) (the "Loan Amount").

         (b) Subject to the delivery of the items identified in Section 2.8 hereof, (i) $1,550,000 of the Loan Amount (less a $250,000 origination fee and $100,000 in respect of Lender's fees and expenses pursuant to Section 8.1, which will be deducted by Lender from the portion of the Loan Amount to be paid to Borrower) will be paid to Borrower on the first Business Day immediately following the Initial Closing Date, and (ii) the balance of the Loan Amount will be paid to Borrower on the first Business Day following satisfaction of the conditions set forth in Section 2.9 hereof.

     2.2 Interest. Interest (computed on the basis of a 360-day year or the actual days elapsed) will accrue on the unpaid balance of the Loan Amount at a rate per annum of 12%. Such interest shall be payable (i) on the last Business Day of any calendar quarter, (ii) upon repayment of the Loan Amount pursuant to
Section 2.3, and (iii) if the Loan Amount is to be converted pursuant to Article IV, on the date of such conversion. All overdue outstanding principal and interest or other overdue amounts shall bear interest at a rate per annum of 15% payable on demand.

     2.3 Repayment. Subject to Article IV, Borrower shall repay the aggregate unpaid principal amount of the Loan Amount then owing by Borrower to Lender, and interest accrued thereon (at the rate specified in Section 2.2 above), together with any costs and expenses or other amounts owing by Borrower to Lender pursuant to the Loan Documents (together, the "Debt") on the Maturity Date (or, if earlier, immediately upon demand by Lender following the occurrence of an Event of Default) to such account of Lender as Lender may designate by notice to Borrower in writing. All amounts repaid under this Agreement shall be credited first to interest and then to principal.

     2.4 Optional Prepayment. Borrower, at any time, may prepay all or a portion of the unpaid principal amount of the Loan Amount and interest thereon prior to the Maturity Date, upon one Business Day's prior notice to Lender, at a cash price equal to the higher of (i) 145% of the principal amount thereof plus accrued and unpaid interest or (ii) 145% of the value of the conversion rights with respect to the principal amount thereof plus accrued and unpaid interest set forth in Article IV.

     2.5 Mandatory Prepayment. Borrower will, simultaneously with the execution of an agreement constituting a Sale Transaction, prepay the unpaid principal amount of the Loan Amount at a cash price equal to the higher of (i) 145% of the principal amount thereof plus accrued and unpaid interest or (ii) 145% of the value of the conversion rights with respect to the principal amount thereof plus accrued and unpaid interest set forth in Article IV.

     2.6 No Withholdings. All sums payable by Borrower to Lender under this Agreement shall be paid without any Lien, set-off, counterclaim, withholding, deduction or similar claim whatsoever unless required by law, in which event, Borrower will, simultaneously with the making of the relevant payment under this Agreement, pay to Lender such additional amount as will result in the receipt by Lender of the full amount which would otherwise have been receivable and will supply Lender promptly with evidence satisfactory to Lender that Borrower has accounted to the relevant authority for the sum withheld or deducted.

     2.7 Use of Proceeds. Borrower will use proceeds from the Loan Amount to finance its working capital needs up through and including the date of the consummation of the Merger.

     2.8 Initial Closing Documentation. On the date hereof (the "Initial Closing Date"), Lender shall have received each of the following, in form and substance satisfactory to

Lender and its counsel, duly executed by each of the parties thereto, and each such document shall be in full force and effect:

     (a) the Collateral and Guarantee Agreement in the form of Exhibit A attached hereto, together with the certificates representing the shares of Capital Stock of each of Borrower's Subsidiaries, as well as stock powers with respect thereto endorsed in blank, and the UCC-1 financing statements;

     (b) the Registration Rights Agreement, in the form of Exhibit B attached hereto;

     (c) the Stockholder Indemnity Agreement, in the form of Exhibit C attached hereto;

     (d) the resolutions of the Borrower's Board of Directors relating to the removal of a member of Borrower's Board and the appointment of Lender's Designee;

     (e) the Hibernia Letter Agreement, in the form of Exhibit D attached hereto;

     (f) the Hilliard, Lyons Letter Agreement, in the form of Exhibit E attached hereto;

     (g) the Warrant, in the form of Exhibit F attached hereto, for 77,500 shares of Borrower Common Stock;

     (h) a certificate, executed by the President and Chief Operating Officer of Borrower, certifying that the representations and warranties set forth in
Article III are true and correct;

     (i) resolutions of the Board of Directors of each Loan Party authorizing
(i) the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, (ii) the consummation of the transactions contemplated by the Loan Documents to which such Loan Party is a party, and (iii) all other actions to be taken by each Loan Party in connection with the Loan Documents to which such Loan Party is a party;

     (j) a certificate, executed by the Secretary or Assistant Secretary of each Loan Party, dated as of the Closing Date, as to (i) the incumbency, and containing the specimen signature or signatures, of the Person or Persons authorized to execute the Loan Documents to which such Loan Party is a party, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (ii) the authenticity and completeness of the certificate of incorporation and by-laws (or similar governing documents) of each Loan Party;

     (k) certificates of status or good standing of Borrower from the Registrar of Companies of British Columbia, Canada dated not earlier than seven days prior to the Closing Date, and of each state or other jurisdiction in which Borrower is qualified to do business dated not earlier than 14 days prior to the Closing Date;

     (l) certificates of status or good standing of each of Borrower's Subsidiaries from the office of the Secretary of State (or similar Governmental Authority) of the jurisdiction of such Subsidiary's jurisdiction of incorporation dated not earlier than seven days prior to the Closing Date, and of each state or other jurisdiction in which such Subsidiary is qualified to do business dated not earlier than 14 days prior to the Closing Date; and

     (m) a legal opinion of United States and Canadian counsel to Borrower addressed to Lender and dated as of the Closing Date.

     2.9 Closings; Conditions to Closings.

     (a) The closing of the first installment of the Loan Amount (the "Initial Closing") will take place at the offices of Winstead Sechrest & Minick located at 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75207-2199, at 10:00 a.m. Dallas time.

     (b) The closing of the remaining portion of the Loan Amount (the "Subsequent Closing") will take place at the offices of Winstead Sechrest & Minick, at 10:00 a.m. Dallas time, on the Business Day following satisfaction or waiver of the following conditions:

         (i) Written approval from the Toronto Stock Exchange concerning the transactions contemplated in the Loan Documents, including without limitation, the Warrant;

         (ii) Completion of Lender's due diligence review of Borrower to Lender or its representatives to Lender's satisfaction in its sole discretion. The Loan Parties acknowledge and agree that Lender's consummation of the Initial Closing is not intended to charge Lender with knowledge of any diligence materials (including the Schedules hereto) prepared and forwarded to Lender and its representatives on or before the date of such Initial Closing and that neither Lender nor its representatives was afforded adequate time with which to digest, investigate and make inquiries concerning the materials furnished on or prior to the date of the Initial Closing. The Loan Parties further acknowledge and agree that Lender's consummation of the Initial Closing does not act as a waiver of Lender's rights to forego consummation of the Subsequent Closing on the basis of this condition precedent;

         (iii) (A) The representations and warranties of the Loan Parties made in any of the Loan Documents shall be true and correct in all respects (or, if any such representation is not expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all material respects), as of the date of the Subsequent Closing as though made as of the date of the Subsequent Closing and (B) the Loan Parties shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement or in any of the other Loan Documents required to be performed or complied with by any of the Loan Parties on or before the date of the Subsequent Closing;

         (iv) No action, suit or proceeding challenging this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Subsequent Closing or seeking material damages will have been instituted or threatened by any Person;

         (v) No provision of any applicable Law and no Order of any Governmental Authority will be in effect which will prohibit the consummation of the Subsequent Closing;

         (vi) Prior to the date of the Subsequent Closing, no event shall have occurred which, individually or when considered together with all other matters, has had, or could reasonably be expected to have, a Material Adverse Effect; and

         (vii) Lender shall have received a Warrant, in the form of Exhibit F, for 172,500 shares of Borrower Common Stock.

                      III. REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender as of the Closing Date that, except as set forth in a letter delivered to Lender simultaneously with the execution of this Agreement signed by Borrower's President and Chief Operating Officer and making specific reference to the applicable Section of this Agreement to which such disclosure relates (the "Borrower Disclosure Letter"), as follows:

     3.1 Existence; Good Standing; Corporate Authority. Each of the Loan Parties is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Loan Parties is extraprovincially registered or otherwise duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the constituent documents of the Loan Parties previously delivered to Lender are true, correct and complete.

     3.2 Authorization, Validity and Effect of Loan Documents. Each Loan Party has the requisite corporate power and authority to execute and deliver the Loan Documents to which it is a party. Each of the Loan Documents to which each Loan Party is a party and the consummation by any of the Loan Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of each Loan Party. Each of the Loan Documents has been duly and validly executed and delivered by the Loan Parties, as applicable and constitutes the valid and binding obligations of the Loan Parties, enforceable against each Loan Party in accordance with their respective terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and (iii) rights to indemnification may be limited by public policy considerations.

     3.3 Capitalization. (a) The authorized Capital Stock of Borrower consists of 100,000,000 shares of common stock with no par value per share (the "Borrower Common Stock") and 20,000,000 shares of convertible voting preferred stock with no par value per share (the "Borrower Preferred Stock"). The authorized Capital Stock of each Subsidiary is described on Section 3.3 of the Borrower Disclosure Letter. Borrower owns all of the issued and outstanding shares of Capital Stock and Equity Interests of its Subsidiaries, free and clear of all Liens.

     (b) As of the close of business on the last Business Day immediately preceding the date hereof (the "Measurement Date"), (i) 20,695,340 shares of Borrower Common Stock were issued and outstanding, each of which was duly authorized, validly issued, fully paid and nonassessable and issued free of any preemptive rights, (ii) no shares of Borrower Preferred Stock were issued and outstanding, and (iii) options to purchase not more than 1,980,000 shares of Borrower Common Stock in the aggregate were outstanding under Borrower's stock option plans, each of which is listed on Section 3.3 of the Borrower Disclosure Letter (the "Stock Option Plans") (including the holders thereof, the expiration date, the exercise prices thereof and the dates of grant).

     (c) Since the Measurement Date, no additional shares of Capital Stock of Borrower or any of its Subsidiaries have been issued and no Equity Interests in relation thereto have been granted. Except as set forth on Section 3.3 of the Borrower Disclosure Letter, neither Borrower nor any Subsidiary has any outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are or were convertible into or exercisable for its respective Capital Stock. There are not at the date of this Agreement any Equity Interests which obligate Borrower or any of its Subsidiaries to issue, exchange, transfer or sell any shares of Capital Stock of Borrower or any of its Subsidiaries, other than shares of Borrower Common Stock issuable under the Stock Option Plans or awards granted pursuant thereto. There are no outstanding Contractual Obligations of Borrower or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of Capital Stock of Borrower or any of its Subsidiaries, or (y) to vote or to dispose of any shares of the Capital Stock of Borrower or any of its Subsidiaries. Except as contemplated by this Agreement or as described in this
Section 3.3, none of Borrower or any of its Subsidiaries has any obligation to issue, transfer or sell any shares of its Capital Stock.

     3.4 Other Interests. Except for interests in Borrower's Subsidiaries, neither Borrower nor any of its Subsidiaries owns, directly or indirectly, any Capital Stock or interest or investment (whether equity or debt) in any domestic or foreign corporation, company, partnership, joint venture, business, trust or other Person.

     3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of each Loan Document to which any Loan Party is a party do not, and the consummation by such Loan Party of the transactions contemplated hereby and thereby will not, (i) conflict with or violate such Loan Party's organizational documents, (ii) subject to the making of the filings, notifications or registrations and obtaining any approvals identified in Section
3.5 of the Borrower Disclosure Letter, conflict with or violate any domestic or foreign statute, rule, regulation or other legal requirement ("Law") or order, judgment, injunction or decree ("Order") applicable to any Loan Party or by which any Property or asset of any Loan Party is bound or affected, or (iii) result in any material breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any Property or asset of any Loan Party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or Contractual Obligation to which any Loan Party is a party or by which any Loan Party or any Property or asset of any Loan Party is bound or affected.

     (b) The execution, delivery and performance of each Loan Document to which any of the Loan Parties is a party do not, and the consummation by any of the Loan Parties of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the applicable notification requirements of the Investment Canada Act, as amended, or the Competition Act (Canada), as amended, if any under either such statute, and the rules, regulations and policies promulgated thereunder (collectively, the "Canadian Competition Laws"),and (B) the consents, approvals and authorizations set forth in Section 3.5 of the Borrower Disclosure Letter, and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, could not reasonably be expected to have a Material Adverse Effect.

     3.6 Compliance with Laws. Neither Borrower nor any of its Subsidiaries is in conflict with, or in default or material violation of, (a) any Law or Order applicable to Borrower or any of its Subsidiaries or by which any Property or asset of Borrower or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or Contractual Obligation to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any property or asset of Borrower or any of its Subsidiaries is bound or affected, and to the Knowledge of Borrower, neither Borrower nor any of its Subsidiaries is under review or investigation with respect to or has been threatened to be charged with or given notice of any violation of any Law or Order. Borrower and its Subsidiaries hold all licenses, permits, orders, registrations and other authorizations ("Permits") and have taken all actions required by applicable Law or regulations of any Governmental Authority in connection with their respective business as now conducted.

     3.7 SEC Documents. (a) Borrower has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the

"SEC") since January 1, 1998 (collectively, the "Borrower Reports"). As of their respective dates, the Borrower Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and the securities legislation of the Provinces of British Columbia, Albert and Ontario, Canada and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Borrower Report filed prior to the date of this Agreement which was superseded by a subsequent Borrower Report filed prior to the date of this Agreement. No Subsidiary of Borrower is required to file any periodic reports with the SEC or any Canadian securities regulatory authority under the Exchange Act.

     (b) Each of the financial statements included in or incorporated by reference into the Borrower Reports (including the related notes and schedules) (the "Borrower Financial Statements") presents fairly, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as of its date and, to the extent applicable, the results of operations, retained earnings or cash flows, as the case may be, of Borrower and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which will be material in kind or amount), in each case in accordance with GAAP during the periods involved, except as may be noted therein.

     3.8 No Undisclosed Material Liabilities. There are no material liabilities or obligations of Borrower or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would result in such a liability, other than (a) liabilities or obligations disclosed in the Borrower Financial Statements and (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since January 1, 2001, none of which could reasonably be expected to have a Material Adverse Effect.

     3.9 Litigation. There are no actions, suits or proceedings pending, publicly announced or, to the Knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries and there are no Orders of any Governmental Authority outstanding against Borrower or any of its Subsidiaries.

     3.10 Absence of Certain Changes. From January 1, 2001 through the date of this Agreement, Borrower and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been any Material Adverse Effect, except in either case as have been disclosed in Borrower's periodic reports filed with the SEC. Since January 1, 2001, Borrower has not taken, and has not permitted any of its Subsidiaries to take, any of the following actions:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of Borrower to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, (ii) split, combine or reclassify any of its Capital Stock, or (iii) purchase, redeem or otherwise acquire any shares of Capital Stock of Borrower or any of its Subsidiaries or any other securities thereof or any Equity Interests to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its Capital Stock, other than pursuant to the Stock Option Plans;

          (iii) amend its organizational documents;

          (iv) acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of, or in any other manner, any business or material assets or stock of any Person or division thereof in a transaction or series of related transactions;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its Properties or assets other than the sale of Inventory in the ordinary course of business; or

          (vi) incur or Guarantee any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Borrower or any of its Subsidiaries.

     3.11 Taxes. (a) Each of Borrower and its Subsidiaries and any consolidated, combined, unitary or aggregate group for tax purposes of which Borrower or any Subsidiary of Borrower is or has been a member has timely filed all Tax Returns required to be filed by it (after giving effect to any extension properly granted by a Tax Authority having authority to do so) and has timely paid (or Borrower has timely paid on its behalf) all Taxes required to be paid by it (whether or not shown on such Tax Returns), except Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or the applicable Subsidiary of Borrower shall have set aside on its books adequate reserves. Each such Tax Return is complete and accurate in all material respects. The most recent financial statements contained in the Borrower Reports reflect an adequate reserve for all material Taxes payable by Borrower and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither Borrower nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which would present a risk that any material Tax described in the preceding sentence will be imposed upon Borrower or any Subsidiary of Borrower. No material deficiencies for any Taxes have been proposed, asserted or assessed against Borrower or any Subsidiary of Borrower, and no requests for waivers of the time to assess any such Taxes are pending and no extensions of time to assess any such Taxes are in effect and no Tax Returns of Borrower or any of its Subsidiaries are currently being audited by any applicable Tax Authority or are threatened with any such audit. All material Taxes required to be withheld, collected and paid over to any Tax Authority by Borrower and any Subsidiary of Borrower have been timely withheld, collected and paid over to the proper Tax Authority. No Tax Authority has imposed a Lien against Borrower or any of its Subsidiaries or any of their respective Properties for any Taxes payable pending actions or proceedings by any Tax Authority for assessment or collection of any Tax. Complete copies of all national, provincial, federal, state and local income or franchise Tax Returns that have been filed by Borrower and each Subsidiary of Borrower for all taxable years beginning on or after January 1, 1994, all extensions filed with any Tax Authority that are currently in effect and all written communications with a Tax Authority relating thereto have been made available to Purchaser and its representatives. No written claim has been made by a Tax Authority in a jurisdiction where Borrower or any Subsidiary of Borrower does not file Tax Returns that it is or may be subject to taxation by the jurisdiction. Neither Borrower nor any Subsidiary of Borrower is party to, nor has any liability under (including liability with respect to any predecessor entity), any indemnification, allocation or sharing agreement with respect to Taxes.

     (b) For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, or local taxing authority (including any non-U.S. taxing authority), including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments), (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes, and (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign bureau, department, entity, agency or other Governmental Authority responsible for the administration of any Tax, including, without limitation the Canada Customs and Revenue Agency.

     3.12 Properties. (a) Neither Borrower nor any of its Subsidiaries owns any real property. Borrower or one of its Subsidiaries has a valid leasehold interest in the real properties identified in Section 3.12 of the Borrower Disclosure Letter (collectively with all buildings, structures and other improvements thereon, the "Leased Properties" and each, collectively with all buildings, structures and other improvements thereon, a "Leased Property"), which are all of the real properties that are leased by Borrower and its Subsidiaries as of the date hereof. None of the Leased Properties is subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy or reservations of an interest in title that could, individually or in the aggregate, materially interfere with the present use of any of the Leased Properties subject thereto or affected thereby or otherwise materially impair business operations conducted by Borrower and its Subsidiaries.

     (b) Neither Borrower nor any of its Subsidiaries has received written notice of any violation of any Law with respect to any of the Leased Properties. Neither Borrower nor any of its Subsidiaries has received any written notice with respect to any the

Leased Properties to the effect that any condemnation or rezoning proceedings are pending or threatened.

     3.13 Contracts; Debt Instruments. (a) There have been delivered to Lender true, correct and complete copies of all of the following contracts to which Borrower or any of its Subsidiaries is a party or by which any of them or their respective Properties is bound (collectively, the "Material Contracts"): (i) agreements pursuant to which Borrower or its Subsidiaries holds or grants a leasehold interest in or otherwise has an economic interest in any real property; (ii) contracts with any current or former officer or director of Borrower or any of its Subsidiaries; (iii) contracts (A) for the sale of any of the material assets of Borrower or any of its Subsidiaries or the acquisition of any material amount of assets by Borrower or any of its Subsidiaries or (B) for the grant to any Person of any rights to purchase any of its material assets;
(iv) contracts which restrict Borrower or any of its Subsidiaries from competing in any line of business or with any person in any geographical area in any material manner or which restrict any other Person from competing with Borrower or any of its Subsidiaries in any line of business or in any geographical area in any material manner; (v) loan commitments, indentures, credit agreements, security agreements, guarantees, promissory notes, letters of credit, hedging obligations, capitalized lease obligations, take or pay contracts and other contracts relating to Indebtedness (whether owed by or held by Borrower or any Subsidiary); (vi) all joint venture agreements; (vii) sales agency and reseller agreements; and (viii) any material contract not made in the ordinary course of business.

     (b) All of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of Borrower and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Borrower nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the Knowledge of Borrower, is any other party to any Material Contract in breach or default thereunder.

     3.14 Environmental Matters. (a) None of Borrower or any of its Subsidiaries nor, to the Knowledge of Borrower, any other Person has caused or permitted (i) the presence of any Hazardous Substances on any of the Leased Properties or (ii) any spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from the Leased Properties. Borrower and its Subsidiaries have complied in all material respects with all applicable Environmental Laws, including all regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances. Borrower and its Subsidiaries have obtained, currently maintain and, as currently operating are in compliance in all material respects with, all Environmental Permits for the conduct of the business and operations of Borrower and its Subsidiaries in the manner now conducted. To the Knowledge of Borrower, there are no actions or proceedings pending or threatened to revoke or materially modify such Environmental Permits. No Hazardous Substances have been used, stored, manufactured, treated, processed or transported to or from any such Leased Property by Borrower and its Subsidiaries, except in compliance in all material respects with Environmental Laws and in a manner that does not result in liability under applicable Environmental Laws. None of Borrower or any of its Subsidiaries has received any written notice of potential responsibility, letter of inquiry or written notice of alleged liability from any Person regarding such Leased Property or the business conducted thereon. No investigation, action or review is pending or, to the Knowledge of Borrower, threatened by any Governmental Authority or other Person against Borrower or any of its Subsidiaries under any Environmental Law. For the purposes of this Section 3.14 only, "Leased Properties" shall be deemed to include all property formerly owned, operated or leased by Borrower or its current or former Subsidiaries, solely, however, as to the period of time when such property was so owned, operated or leased by Borrower or its current or former Subsidiaries. Borrower has previously delivered to Purchaser complete copies of all final versions of environmental investigations and testing or analysis that are in the possession, custody or control of any of Borrower or any of its Subsidiaries with respect to the environmental condition of the Leased Properties.

     (b) For purposes of this Agreement, the term "Hazardous Substances" means:
(A) those materials, pollutants and/or substances defined in or regulated under any Environmental Law, including the following national Canadian statutes and their provincial counterparts, as each may be amended from time to time, and all rules regulations and policies promulgated thereunder: Canadian Environmental Protection Act, 1999, the Fisheries Act, the Transportation of Dangerous Goods Act, 1992, the British Columbia Drinking Water Protection Act, the British Columbia Health Act, the British Columbia Pesticide Control Act and the British Columbia Waste Management Act; (B) those materials, pollutants and/or substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all rules, regulations and policies promulgated thereunder: the Hazardous Materials Transportation Act of 1980, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (C) petroleum and petroleum products including crude oil and any fractions thereof; (D) natural gas, synthetic gas and any mixtures thereof;
(E) radon; (F) asbestos; (G) any other contaminant; and (H) any materials, pollutants and/or substance with respect to which any Governmental Authority requires environmental investigation, monitoring, reporting or remediation.

     3.15 Borrower Benefit Plans; ERISA Compliance. (a) Except for Borrower's mandatory participation in the Canada Pension Plan or Quebec Pension Plan, Employment Insurance Program and applicable provincial workers' compensation programs, there are no compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other stock related rights, fringe benefit, retirement, vacation, disability, death benefit, supplemental unemployment benefits, hospitalization, medical, dental, life, severance, post-employment benefits or other plan, agreement, arrangement, policies or understanding, or employment severance, retention, consulting, change of control or similar agreement whether formal or informal, oral or written, providing benefits to any current or former employee, officer, director or shareholder of Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries contributes or is or was obligated to contribute (collectively, the "Borrower Benefit Plans," which will include each "employee benefit plan" (within the meaning of Section 3(3) of ERISA or its Canadian equivalent), whether or not subject to ERISA, but shall not include any Multiemployer Plan (as defined below)). Section 3.15(a) of the Borrower Disclosure Letter contains a true and complete list of all agreements or plans providing for termination or severance pay to any officer, director or employee of Borrower.

     (b) Each Borrower Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA, the Code, and their respective Canadian equivalents. Each Borrower Benefit Plan is in compliance with all applicable Laws, including the applicable provisions of ERISA, the Code and any similar Canadian statute. Each Borrower Benefit Plan that is intended to be qualified under Section 401(a) or 401(k), of the Code (or its Canadian equivalent) is so qualified and each trust established in connection with any Borrower Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code (or its Canadian counterpart) is so exempt. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Borrower Benefit Plan or the exempt status of any such trust. All contributions to, and payments from, each Borrower Benefit Plan and Multiemployer Plan that are required to be made in accordance with such Plans and applicable Laws (including ERISA, the Code and their respective Canadian equivalents) have been timely made.

     (c) No Borrower Benefit Plan is or at any time was (i) subject to Title IV of ERISA (or its Canadian equivalent) or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (or their respective Canadian equivalents). Neither Parent nor any of its Subsidiaries contributes to any "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 3(40) of ERISA or their Canadian equivalents (each a "Multiemployer Plan").

     (d) No Borrower Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees, officers or directors after retirement or other termination of service.

     (e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of Borrower to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation, equity rights or benefits due any such employee, officer or director.

     (f) With respect to each Borrower Benefit Plan, Borrower has delivered to Lender a true and complete copy of: (A) each writing constituting a part of such Borrower Benefit Plan, including without limitation all Borrower Benefit Plan documents and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule (and Canadian equivalents), if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any;
(E) the most recent determination letter from the IRS (and Canadian equivalent), if any.

     (g) With respect to each Borrower Benefit Plan, there have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA or its Canadian equivalent) by ERISA (or its Canadian equivalent) with respect to Borrower Benefit Plans that would result in any liability or excise tax under ERISA, the Code or their respective Canadian equivalents.

     (h) There has been no amendment to, written interpretation of or announcement (whether or not written) by Borrower or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Borrower Benefit Plan which would increase materially the expense of maintaining such Borrower Benefit Plan above the level of the expense incurred in respect thereof for the 12 months ended on the date of the most recent balance sheet for Borrower and its Subsidiaries.

     (i) All contributions and payments due under each Borrower Benefit Plan have either been discharged and paid or are adequately reflected as a liability on the most recent balance sheet for Borrower and its Subsidiaries in accordance with GAAP.

     (j) Neither Borrower nor any of its Subsidiaries is a party to or subject to any organizing drive, certification, union contract or collective bargaining agreement, (ii) Borrower and its Subsidiaries are in compliance in all material respects with all currently applicable domestic or Canadian national or provincial laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice that would affect Borrower in any material respect, and (iii) there is no unfair labor practice complaint pending or, to the Knowledge of Borrower, threatened against Borrower or any of its Subsidiaries before the National Labor Relations Board (or its Canadian national or provincial counterpart) that would affect Borrower in any material respect.

     3.16 Related Party Transactions. Except for such of the following as were described in Borrower's Annual Report on Form 10-KSB for the year ended June 30, 2000, neither Borrower nor any of its Subsidiaries has any Contractual Obligation or arrangement with any Person who is an officer, director or Affiliate of Borrower or any of its Subsidiaries, or any lineal descendent of any of the foregoing, or any entity in which any of the foregoing has an economic interest (excluding ownership of stock of publicly owned companies) that would be required to be disclosed under Section 404 of Regulation S-K promulgated under the Securities Act.

     3.17 Intellectual Property. (a) For purposes of this Agreement, the following terms have the following meanings:

          (i) "Intellectual Property" includes without limitation any or all of the following and all rights associated therewith: (A) all registered domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor; (E) all industrial designs and any registrations and applications therefor; (F) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (G) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

          (ii) "Intellectual Property of Borrower" means any Intellectual Property that: (A) is owned by or exclusively licensed to Borrower or any Subsidiary or (B) is used in the operation of the businesses of Borrower or any Subsidiary, including the design and use of the products of Borrower or any Subsidiary as they currently operate.

     (b) Section 3.17 of the Borrower Disclosure Letter lists all registrations of Intellectual Property of Borrower and all applications for registration of Intellectual Property of Borrower. Such registrations, to the extent completed and fully registered, are subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyrights and trademark authorities in the United States or other foreign jurisdiction for the purposes of maintaining such Intellectual Property registrations. No Person has any rights to use any of the Intellectual Property of Borrower or, to the Knowledge of Borrower, is infringing or misappropriating any of the Intellectual Property of Borrower,
(ii) neither Borrower nor any Subsidiary has granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of Borrower, and (iii) Borrower or any Subsidiary owns and has good and exclusive title to each item of owned Intellectual Property of Borrower, free and clear of any Lien, except Liens permitted by Section 6.3 hereof, or Borrower or any Subsidiary, and has the right, pursuant to a valid Contract to use or operate under, all other Intellectual Property of Borrower. The operation of the businesses of Borrower or any Subsidiary as they currently are conducted does not infringe the Intellectual Property rights of any other Person, and neither Borrower nor any Subsidiary has received notice from any Person that the operation of its respective businesses infringes the Intellectual Property rights of any Person. There are no Contracts between Borrower or any other Subsidiary and any other Person with respect to the Intellectual Property of Borrower in respect of which there is any dispute known to Borrower or any Subsidiary regarding the scope of such agreement, or performance under such Contract, including with respect to any payments to be made or received by Borrower or any Subsidiary.

     3.18 Solvent Financial Condition. Each Loan Party is, after giving effect to the transactions contemplated herein and in the other Loan Documents, Solvent.

     3.19 Board Approval of the LOI and Merger. The Board of Directors of Borrower at a duly held meeting has approved and authorized (i) the Borrower to proceed with the Merger, (ii) the provisions of the LOI that are binding as to Borrower, and (iii) the Board to recommend to the Borrower's stockholders the approval of the Merger, subject to the exercise of the Board's fiduciary duties.

     3.20 No Brokers. Neither Borrower nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Borrower, any of Borrower's Subsidiaries or Lender to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to any of the Loan Documents or the consummation of the transactions contemplated hereby or thereby.

     3.21 Statements True and Correct. The representations made by Borrower in this Agreement do not contain as of the date made any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                 IV. CONVERSION

     4.1 Conversion. Lender may elect at any time, upon two Business Days' prior written notice to Borrower (the "Notice of Conversion"), to convert all or any portion of the then outstanding and unpaid Loan Amount into Borrower Common Stock at the Conversion Price as of the date of mailing of the Notice of Conversion; provided, however, that Lender shall not be entitled, without the prior approval of Borrower's stockholders, to convert such amount of the then outstanding and unpaid Loan Amount as would cause Borrower to issue more than 19.9% of the total issued and outstanding shares of Borrower Common Stock as of the date of such conversion.

     4.2 Adjustments. If Borrower shall, at any time during which this Agreement is in effect, (i) pay a stock dividend or make a distribution to holders of Borrower Common Stock in shares of its Borrower Common Stock, (ii) subdivide its outstanding shares of Borrower Common Stock, (iii) combine its outstanding shares of Borrower Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Borrower Common Stock any shares of Capital Stock of Borrower, then thereafter the Fixed Conversion Price after such change shall in case of an increase in the number of shares be proportionately decreased, and in case of a decrease in the number of shares be proportionately increased.

     4.3 Reorganization, Reclassification, Share Exchange or Merger. (a) If at any time during which this Agreement is in effect Borrower is a party to any agreement providing for (i) any capital reorganization or reclassification of the Capital Stock of Borrower or (ii) any share exchange or merger of Borrower with another corporation, in such a way that holders of Borrower Common Stock shall be entitled to receive cash, shares of stock or securities or assets (collectively, and regardless of whether received in connection with a merger or some other form of corporate reorganization, the "Merger Consideration") with respect to or in exchange for Borrower Common Stock, then, as a condition to such reorganization, reclassification, share exchange or merger, the successor entity (if other than Borrower) resulting from such transaction shall assume by written instrument the obligation to deliver to the Lender, upon conversion of the Loan Amount, such cash, shares of stock or securities or assets as the Lender would have been entitled to receive had the Lender converted the Loan Amount immediately prior to the closing of such transaction.

     (b) In connection with any capital reorganization or reclassification of the Capital Stock of Borrower or any share exchange or merger of Borrower with another person, if Borrower shall fix a record date for the making of a distribution to holders of Borrower Common Stock of (i) assets (other than cash dividends or cash distributions payable out of consolidated net income or earned surplus or dividends payable in Borrower Common Stock), (ii) evidences of indebtedness or other securities of Borrower or of any person (except for Borrower Common Stock), or (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities, whether or not such rights, options or warrants are immediately exercisable, to the extent such rights, options or warrants have not expired, then Borrower shall make provisions for the Lender to receive, and the Lender shall be entitled upon conversion of the Loan Amount, evidences of indebtedness, securities or such other rights, options or warrants, as if the Lender had converted the Loan Amount on or before such record date.

     4.4 Notification to Lender. (a) Upon each adjustment to the Fixed Conversion Price pursuant to this Agreement, Borrower shall give written notice thereof to the Lender within ten days after the date of such adjustment, which notice shall set forth the calculation of the Fixed Conversion Price before and after such adjustment and the facts upon which such calculations are based.

     (b) If at any time:

     (i) Borrower shall offer for subscription pro rata to the holders of its Borrower Common Stock any additional shares of stock of any class or other rights;

     (ii) the Board of Directors (or any committee thereof) shall authorize or approve any capital reorganization, or reclassification of the capital stock of Borrower, or share exchange or merger of Borrower with, or sale, disposition or other conveyance of all or substantially all of its assets to, any Person;

     (iii) Borrower (or any other party) shall institute any proceeding seeking an order for relief under any United States or Canadian bankruptcy laws or seeking to adjudicate Borrower as bankrupt or insolvent, or seeking dissolution, liquidation or winding up of Borrower or seeking reorganization under any law relating to bankruptcy or insolvency;

     then, within ten days of the date of any such occurrence, Borrower shall give the Lender written notice describing in reasonable detail such occurrence.

     4.5 Certain Events. If any event occurs as to which the provisions of this
Article IV are not strictly applicable or, if strictly applicable would not fairly protect the rights of the Lender in accordance with the essential intent and principles of such provisions, then Borrower and the Lender shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect the Lender's rights as aforesaid.

                            V. AFFIRMATIVE COVENANTS

     Borrower hereby agrees that, so long as any Liabilities are owing to Lender hereunder, Borrower shall, and shall cause each of its Subsidiaries to:

     5.1 Certificates; Other Information. Furnish to Lender:

     (a) at the request of Lender, a certificate of an executive officer of Borrower stating that to the best of such officer's Knowledge, Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such officer has obtained no Knowledge of any Event of Default except as specified in such certificate; and

     (b) promptly, such financial and other information as Lender may from time to time reasonably request.

     5.2 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Contractual Obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or its Subsidiaries, as the case may be.

     5.3 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and
(ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and (b) comply with all Contractual Obligations and requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.4 Maintenance of Property; Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and damage occurring as a result of a casualty event excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     5.5 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of Lender to visit and inspect any of its Properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and its Subsidiaries and with its independent certified public accountants.

     5.6 Notices. Promptly give notice to Lender of:

     (a) the occurrence of any Event of Default or any event that could reasonably be expected to result in an Event of Default;

     (b) any (i) default or event of default under any Contractual Obligation of Borrower or any of its Subsidiaries or (ii) litigation, proceeding or, to the Knowledge of Borrower, investigation which may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

     (c) the following events, as soon as possible and in any event within five Business Days after Borrower knows or has reason to have Knowledge thereof: (i) the occurrence of any reportable event with respect to any Borrower Benefit Plan, a failure to make any required contribution to a Borrower Benefit Plan, the creation of any Lien on the assets of a Borrower Benefit Plan or any withdrawal from, or the termination, ERISA reorganization or insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by Borrower or any Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA reorganization or insolvency of, any Borrower Benefit Plan; and

     (d) any development, change, condition or event which has had or could reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this Section shall be accompanied by a statement of an executive officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower or the relevant Subsidiary proposes to take with respect thereto.

     5.7 Lender's Board Designee. In the event that the Loan Amount remains outstanding for more than 130 days following the Closing Date, Lender will be entitled to designate one member (the "Lender Designee") to Borrower's Board of Directors for so long as any Liabilities are owing to Lender hereunder. In the event that the Loan Amount remains outstanding for more than 130 days following the Closing Date, Borrower will cause its Board of Directors to hold a meeting on the next Business Day for the purposes of: (i) approving and adopting the resolutions referenced in Section

2.8(d) hereof, (ii) authorizing Borrower to enter into a Director and Officer Indemnity Agreement in favor of the Lender Designee in the form attached hereto as Exhibit G, and (iii) authorizing Borrower to cause the Lender Designee to be covered under a directors' and officers' liability insurance policy.

     5.8 Merger Documents; Board Approval of the Merger. As promptly as practicable following the Closing Date, Borrower will work in good faith with Lender to negotiate and prepare the definitive agreements relating to the Merger and the taking of all requisite actions to consummate the Merger. Subject to the exercise of its fiduciary duties under applicable Law, the Board of Directors of Borrower shall include, in any required communication with Borrower's stockholders relating to the Merger, its unanimous recommendation that the Merger should be approved by its stockholders.

     5.9 Use of Proceeds. Borrower will use the proceeds from the portion of the Loan Amount paid to Borrower on the Initial Closing Date to pay its Contractual Obligations to trade creditors as of the Initial Closing Date and Borrower will use the remaining proceeds of the Loan Amount to finance its working capital needs up through and including the date of consummation of the Merger.

     5.10 No Dilutive Issuances. Until the later of the date (i) the Warrant has been exercised in full or the exercise period thereunder has expired and (ii) this Agreement has terminated and the entire principal amount of the Loan paid in full or converted into Borrower Common Stock, Borrower will not:

     (a) issue or sell any shares of Borrower Common Stock, including any treasury shares, for less than U.S.$1.50 per share;

     (b) except pursuant to the Borrower's Stock Option Plans, issue or sell any rights to subscribe for or to purchase, or any warrants or options for the purchase of Borrower Common Stock or securities convertible into or exchangeable for shares of Borrower Common Stock (each, a "Convertible Security") for an amount which, when added to the amount payable upon the exercise, conversion or exchange of such Convertible Security, would be less than U.S.$1.50 per share of Borrower Common Stock;

     (c) pay a stock dividend or make a distribution to holders of Borrower Common Stock in shares of its Borrower Common Stock;

     (d) subdivide its outstanding shares of Borrower Common Stock;

     (e) combine its outstanding shares of Borrower Common Stock into a smaller number of shares, or

     (f) issue by reclassification of its shares of Borrower Common Stock any shares of capital stock of Borrower.

     5.11 Reformation of Agreement. In the event that (i) the Warrant or any of the other Loan Documents needs to be modified in order to obtain the written approval of TSE or (ii) any court of competent jurisdiction holds any provision of any of the Loan Documents unenforceable, Borrower and Lender agree that the Loan

Documents will be amended to the minimum extent necessary to achieve such approval or enforceability, as the case may be, and any requisite modifications to the Loan Documents will be made in the sole discretion of Lender and its counsel.

     5.12 Further Assurances. Execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Lender may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, installments and other documents and papers that Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

                             VI. NEGATIVE COVENANTS

     Borrower hereby agrees that, so long as any Liabilities are owing to Lender hereunder, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

     6.1 Limitation on Restricted Payments. (a) (i) Declare or pay any dividend or make any other payment or distribution on account of Borrower's or any of its Subsidiaries' Equity Interests; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Borrower or its Subsidiaries; or (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower, except a payment of interest or principal at its stated maturity (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments").

     (b) The foregoing provisions shall not prohibit (i) the payment of any dividend or distribution by a Subsidiary to the holders of its common Equity Interests so long as Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests,
(ii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any Affiliates of Borrower that are held by any member of Borrower's (or any of its Subsidiaries) management pursuant to the Stock Option Plans, or (iii) payments to Affiliates of Borrower in amounts equal to the amounts required for such Affiliates to pay any federal, provincial, state or local or foreign income Taxes to the extent that such income Taxes are attributable to the income of Borrower and/or its Subsidiaries; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     6.2 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. Create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (other than Existing Indebtedness) and Borrower will not issue any Borrower Preferred Stock and will not permit any of its Subsidiaries to issue any shares of its preferred stock (other than to Borrower or another wholly-owned Subsidiary of Borrower).

     6.3 Limitation on Liens. Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables upon any of their Property or assets, now owned or hereafter acquired.

         (a) Liens in favor of the Lender;

         (b) Liens incurred in connection with Existing Indebtedness;

         (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Loan Parties to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

         (d) Liens for Taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

         (e) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

         (f) Financing statements filed in connection with operating lease transactions; and

         (g) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Indebtedness), or leases made in the ordinary course of business.

     6.4 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(x) pay dividends or make any other distributions to Borrower or any of its Subsidiaries
(1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries, on (iii) transfer any of its Properties or assets to Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Closing Date, (b) this Agreement and the Liabilities, (c) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business, (d) purchase money obligations for Property acquired in the ordinary course of business, or (e) applicable Law or any applicable rule, regulation or Order.

     6.5 Limitation on Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any Properties or assets to, or purchase any Property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Subsidiary with an unrelated Person; provided, that none of the following shall be deemed to be Affiliate Transactions: (1) any employment agreement entered into by Borrower or any of its Subsidiaries in the ordinary course of business, (2) transactions between or among any of Borrower and/or its wholly-owned Subsidiaries, (3) Restricted Payments that are permitted by Section 6.1, (4) fees and compensation paid to members of the Boards of Directors of Borrower and its Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary, and (5) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any of its Subsidiaries, as determined by the Board of Directors of Borrower or of any such Subsidiary, to the extent such fees, compensation and indemnities are reasonable and customary.

     6.6 Limitation on Sales or Issuances of Capital Stock of Subsidiaries. (i) Transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Subsidiary to any Person (other than Borrower or a wholly-owned Subsidiary of Borrower), or (ii) permit any of its Subsidiaries to issue any of its Equity Interests to any Person (other than to Borrower or a wholly-owned Subsidiary of Borrower).

     6.7 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for any activities that constitute their respective lines of business as of the Initial Closing Date.

     6.8 Limitation on Changes to Constituent Documents. Amend any provision of its certificate of incorporation or by-laws (or similar governing documents).

                             VII. EVENTS OF DEFAULT

     7.1 Events of Default. The following shall be Events of Default ("Events of Default") hereunder:

     (a) the nonpayment when due of any part of the Debt and the continuation of such nonpayment for more than three Business Days;

     (b) the making by Borrower or any of its Subsidiaries of an assignment of this Agreement for the benefit of creditors;

     (c) the appointment of a trustee or receiver for Borrower or any of its Subsidiaries or for any of their respective Property;

     (d) the commencement of any proceedings by or against Borrower or any of its Subsidiaries under any existing or future Law of any jurisdiction relating to bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts; provided, that any such proceeding involuntarily commenced against Borrower or any of its Subsidiaries (and not voluntarily by Borrower or any of its Subsidiaries) shall not have been dismissed within 60 calendar days of such commencement;

     (e) any statement, representation or warranty made by Borrower or its Subsidiaries, as applicable, in this Agreement, in any officer's certificate or otherwise made to Lender in connection with this Agreement being inaccurate in any material respect on the date made, and the failure of Borrower to cure such breach within five Business Days after written notice from Lender;

     (f) the failure by Borrower or its Subsidiaries to observe or comply with any agreement or covenant contained in any Loan Document, and the failure of Borrower to cure or cause to be cured such failure with five Business Days after written notice from Lender;

     (g) the security granted by Borrower or its Subsidiaries to Lender under any Loan Document ceasing to be valid or enforceable or of the same effect and priority as purported to be created thereby;

     (h) any Loan Document ceasing to be valid and enforceable in any respect or Borrower or its Subsidiaries challenging the validity or enforceability of any Loan Document or any terms hereof or thereof; and

     (i) the rendering of any judgment, Order or decree for the payment of money in the aggregate in excess of U.S.$50,000 against Borrower or its Subsidiaries which remains unpaid for 30 calendar days.

     7.2 Consequences of an Event of Default. If any Event of Default shall occur, then:

     (a) the Debt shall, at Lender's option, become at once due and payable without notice, presentment, demand of payment, protest or notice of dishonor, each of which is hereby expressly waived; and

     (b) Lender shall have all rights and remedies available to it under applicable Law, including its rights and remedies pursuant to any Loan Document.

                              VIII. MISCELLANEOUS

     8.1 Costs and Expenses. Borrower shall pay to Lender and be liable to Lender for all reasonable out-of-pocket costs and expenses of every kind incurred by Lender in connection with the preparation, negotiation, execution, amendment and enforcement of its rights under any of the Loan Documents, including, without limitation, reasonable attorneys' fees.

     8.2 Assignment. This Agreement and the obligations hereunder may not be assigned by Borrower without the prior written consent of Lender. Borrower hereby expressly agrees and acknowledges that Lender may at any time, without the consent of Borrower, assign all or any part of its rights and obligations under this Agreement to any Affiliate of Lender; provided that such assignment shall not reduce Lender's obligations or liability under this Agreement.

     8.3 Maturity on Business Day. If the Debt becomes due and payable, whether upon maturity or the occurrence of an Event of Default, or otherwise, on a day which is not a Business Day, the Debt shall be payable on the next succeeding Business Day.

     8.4 Binding Effect. This Agreement is binding upon Borrower and its successors and permitted assigns pursuant to Section 8.2.

     8.5 Indemnity. (a) Borrower agrees to indemnify, reimburse and hold Lender, its successors, permitted assigns, officers, directors, employees, agents and representatives (collectively, the "Indemnitees") harmless from any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments and any and all reasonable fees, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way arising out of, or resulting from, (i) any Loan Document or in connection with the enforcement of any of the terms of, or the creation, perfection, preservation or protection of any rights hereunder or thereunder (including any security interests created thereunder), (ii) the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), or (iii) any misrepresentation by any Loan Party in any Loan Document, or in any statement or writing contemplated by or made or delivered pursuant to or in connection therewith; provided, that no Indemnitee shall be indemnified hereunder for any Losses to the extent caused by the Indemnitee's intentional violation of any Law. Borrower agrees that upon written notice by any Indemnitee of the assertion of such Loss, Borrower shall assume full responsibility for the defense thereof. Each Indemnitee agrees to promptly notify Borrower of any Losses for which Lender will seek indemnification pursuant to this Section 8.5; provided that the failure to deliver such notice will not relieve Borrower of any liability, except to the extent Borrower was materially prejudiced by the failure to deliver such notice.

     (b) If and to the extent that the obligations of Borrower under this
Section 8.5 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such Losses which are permissible under applicable Law.

     (c) The indemnity obligations of Borrower contained in this Section 8.5 shall continue in full force and effect notwithstanding the full repayment of all amounts owing under or in respect of this Agreement and the payment of all of the other Liabilities and notwithstanding the discharge thereof.

     8.6 No Oral Changes. This Agreement may not be changed orally, but only in a written instrument signed by Borrower and Lender.

     8.7 Notices. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (including facsimile communication) and shall be mailed, faxed or delivered to the parties hereto at the respective address set forth below and shall be effective when received:

          (a) if to Borrower or any Subsidiary, at:

                  Global Election Systems, Inc.
                  1611 Wilmeth Road
                  McKinney, TX 75069
                  Attention: Michael Rasmussen
                  Facsimile: (972) 542-6044

          (b) if to Lender, at:

                  Diebold, Incorporated
                  5995 Mayfair Road
                  P.O. Box 3077
                  North Canton, OH 44720-8077
                  Attention: Gregory T. Geswein
                  Facsimile: (330) 490-4555

     8.8 Heading Descriptive. The headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     8.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered (including by facsimile) shall be an original, but all of which shall together constitute one and the same instrument.

     8.10 Delay in Enforcement; Remedies Cumulative. No delay on the part of Lender in exercising any of its options, powers or rights, and no partial or single exercise thereof, shall constitute a waiver thereof in any other instance. The options, powers, rights and other remedies of Lender specified herein are in addition to those otherwise created or existing at law or in equity or by statute or otherwise.

     8.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.12 Governing Law. This Agreement will be construed and enforced in accordance with, and the rights of the parties will be governed by, the laws of the State of New York (including for such purpose Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without regard to the conflict of law rules of such State.

     8.13 Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of any Loan Document, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of any Loan Document, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     8.14 Jurisdiction; Consent to Service of Process. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the New York state court located in the Borough of Manhattan, City of New York or the United States District for the Southern District of New York (as applicable, a "New York Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the New York Court.

     (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the New York Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or any other Loan Document or otherwise in respect of a suit, action or proceeding against such party by a thirty party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

     (c) No party may move to (i) transfer any such suit, action or proceeding from the New York Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the New York Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in the New York Court for the purpose of bringing the same in another jurisdiction.

     (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in the New York Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

     8.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

     8.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of each Loan Document. In the event an ambiguity or question of intent or interpretation arises, each Loan Document shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of any Loan Document.

     8.17 Acknowledgements. Borrower hereby acknowledges that:

         (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

         (b) Lender does not have any fiduciary relationship with or duty to Borrower or its Subsidiaries arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrower and its Subsidiaries, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

         (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Borrower and its Subsidiaries and Lender.

     8.18 Entire Agreement. The Loan Documents constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties, whether oral or written, with respect to such subject matter, provided, however, that the LOI will remain in full force and effect in accordance with its terms to the extent not inconsistent with the provisions of any Loan Document (including, without limitation, any provision in the LOI with respect to exclusivity, publicity or the payment by Borrower of any break-up or termination fee).

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by one of its duly authorized representatives as of the date first written above.


                                       DIEBOLD, INCORPORATED,
                                       as Lender


                                       By: /s/ GREGORY T. GESWEIN
                                           -------------------------------------
                                           Name:  Gregory T. Geswein
                                           Title:  Senior Vice President and
                                                     Chief Financial Officer


                                       GLOBAL ELECTION SYSTEMS INC.,
                                       as Borrower


                                       By: /s/ LARRY ENSMINGER
                                           -------------------------------------
                                           Name:  Larry Ensminger
                                           Title:  Secretary and Vice President-
                                                     Acquisitions and Mergers